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                       FILED PURSUANT TO RULE 424(b)(3)
                       FILE NO. 333-42188

                                  PROSPECTUS
                               1,666,667 Shares


                                     Nabi
                                 Common Stock

     We are registering our common stock for resale by the security holders identified in this Prospectus. We will not receive any proceeds from the security holders' sale of their shares of our common stock.

     For a description of the method of distribution of the shares, see page 4 of this Prospectus. We will bear all expenses related to the registration of the shares of common stock.

     We ask that you pay close attention to the "Factors to be Considered" appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 which is incorporated by reference into this Prospectus. See "Where You Can Find More Information" on page 2 of this Prospectus.

     Our common stock is currently traded on the Nasdaq National Market under the symbol "NABI." On July 24, 2000, the last reported sales price for our common stock was $8.00 per share.

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
   STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES
          OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.



                 The date of this Prospectus is July 31, 2000.
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THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES
AND EXCHANGE COMMISSION.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN
OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE SEC ALLOWS US TO "INCORPORATE BY REFERENCE" INFORMATION THAT WE FILE WITH IT, WHICH MEANS THAT WE CAN DISCLOSE IMPORTANT INFORMATION TO YOU BY REFERRING THOSE DOCUMENTS TO YOU. THE INFORMATION THAT WE FILE LATER WITH THE SEC WILL AUTOMATICALLY UPDATE AND SUPERSEDE THIS INFORMATION. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE PROVIDED ON THE FRONT PAGE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF
DELIVERY OF THIS PROSPECTUS OR ANY SALE OF COMMON STOCK.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), to register the Nabi common stock owned by the security holders identified in this Prospectus. This Prospectus is part of that registration statement. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference
rooms.   Our SEC filings are also available to the public at the website maintained by the SEC at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     .    Our Annual Report on Form 10-K for the fiscal year ended December 31,
          1999.

     . Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000.

     . The description of Nabi's common stock contained in its Registration Statement on Form 10, as amended, filed with the SEC pursuant to
          Section 12 of the Exchange Act on May 4, 1970.

You may request a copy of any and all of these filings and documents at no cost, by writing or telephoning us at the following address:

                                     Nabi
               Attention: Investor Relations - Thomas H. Mclain
                        5800 Park of Commerce Boulevard
                             Boca Raton, FL 33487
                                (561) 989-5800

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                                  THE COMPANY

     We are nearing completion of a multi-year transition from being a leading provider of antibody products to other pharmaceutical manufacturers to becoming a fully integrated biopharmaceutical company, developing, manufacturing and marketing our own products for the prevention and treatment of infectious diseases and immunological disorders. We have a portfolio of marketed products and significant research and development capabilities that are focused on the development and commercialization of products that prevent and treat infectious and autoimmune diseases. We currently have several clinical trials underway in these areas and have four marketed pharmaceutical products.

     The Company was incorporated in 1969 in the State of Delaware. All references in this Prospectus to "Nabi," "the Company," "we," or "us" are to Nabi. We have our executive offices at 5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487. Our main telephone number is (561) 989-5800.

                                USE OF PROCEEDS

     We are not selling the shares of Nabi common stock offered by the security holders listed in this Prospectus. We will not receive any proceeds from the sale of the common stock by the security holders.

                           SELLING SECURITY HOLDERS

     The following table sets forth the names of the security holders and the total number of shares of Nabi common stock registered by this registration statement that each security holder may sell. If required, we will file a supplement to this prospectus to describe any material changes in the terms of the offering.

     Because the security holders may offer all or only some of the shares, we cannot determine the number of shares of common stock that the security holders will own after completion of this offering. See "Plan of Distribution" beginning on page 4 of this Prospectus.


                                                    Number of
                                                       Shares        Number of
                                                 Beneficially           Shares
Name                                           Owned Prior to         That May
----
                                                 Offering (1)       Be Offered
                                                 ------------       ----------

The Aries Master Fund II.........................      99,058           99,058

Aries Domestic Fund, L.P ........................      52,774           52,774

Aries Domestic Fund II, L.P. ....................      14,835           14,835

Valor Capital Mgmt., L.P. .......................      76,000           35,000

Clarion Partners, L.P............................      68,000           68,000

Clarion Offshore Fund LTD........................      32,000           32,000

Merlin BioMed Group..............................     433,700          100,000

JALAA Equities, LP...............................     371,667          166,667

Deephaven Private Placement Trading LTD..........     250,000          250,000

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Yale University Retirement Plan for Staff Employees......     20,000       5,700

Yale University..........................................    151,300      61,000

Tampsco Partnership II...................................      3,200       2,200

SG Partners LP...........................................    192,900      76,800

Sci-Tech Investment Partners, L.P. ......................     63,400      25,500

Rochester Institute of Technology........................     72,500      29,100

Matrix Technology Group N.V. ............................     15,900       6,300

Foundation Partners Fund G.P.............................     11,000       4,000

Executive Technology Fund GP.............................     30,500      12,500

Walt Disney Company Retirement Plan......................    184,500      73,400

Core Technology Fund Inc. ...............................     80,233      27,833

Alfred University........................................     22,400       9,000

Ascend Partners, L.P. ...................................     64,800      64,800

Ascend Offshore Fund, LTD................................     35,200      35,200

Cranshire Capital, LP ...................................    166,667     166,667

MK Global Technology Partners, L.P. .....................     16,666      16,666

Aspira Capital Management, L.P. .........................     25,000      25,000

Capital Ventures International...........................    166,667     166,667

Kozloff Partners L.P. ...................................     40,000      40,000

(1) To our knowledge, each security holder listed above owns less than one percent of the issued and outstanding shares of Nabi common stock, except for the Merlin BioMed Group, which owns approximately 1.2% of the issued and outstanding shares of Nabi common stock, and JALAA Equities, LP, which owns approximately 1.0% of the issued and outstanding shares of Nabi common stock, each as of July 11, 2000.

                             PLAN OF DISTRIBUTION

The shares may be sold from time to time by the security holders in one or more transactions at:

-    fixed prices,

-    market prices at the time of sale,

-    varying prices determined at the time of sale, or

-    negotiated prices.

The security holders may offer their shares in one or more of the following transactions:

- on any national securities exchange or quotation service on which the Nabi common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

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-    in the over-the-counter market;

-    in private transactions;

-    through options;

-    by pledge to secure debts or other obligations; or

-    a combination of any of the above transactions.

     The security holders may effect these transactions by selling to or through one or more broker-dealers, and broker-dealers involved in these transactions may receive compensation in the form of underwriting discounts, concessions or commissions from the security holders. The security holders and any broker-dealers that participate in the distribution may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by those broker-dealers and any profits realized on any sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to Nabi's common stock for a period of two business days prior to the commencement of the distribution. In addition and without limiting the foregoing, the security holders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of shares of Nabi common stock by the security holders or any other person.

     We will make copies of this Prospectus available to the security holders and have informed the security holders of the need for delivery of a copy of this Prospectus to each purchaser of the shares prior to or at the time of any sale of the shares.

     The outstanding common stock of Nabi is approved for quotation on the Nasdaq National Market.

     The security holders will pay all underwriting discounts, commissions, transfer taxes and other expenses associated with the sale of the shares by them.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Nutter, McClennen & Fish, LLP, Boston, Massachusetts, our legal counsel.

                                    EXPERTS

     The consolidated financial statements of Nabi at December 31, 1999 and for the year then ended incorporated in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, and at December 31, 1998, and for each of the two years in the period ended December 31, 1998, by PricewaterhouseCoopers LLP, independent certified public accountants, as set forth in their respective reports thereon incorporated by reference, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

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